Exhibit 10.7

[Certain portions of this exhibit have been omitted pursuant to Rule 24b-2 and are subject to a confidential treatment request.  Copies of this exhibit containing the omitted information have been filed separately with the Securities and Exchange Commission.   The omitted portions of this document occur on the first and second page hereof and are marked with a **. ]

January 27, 2003

Mr. Robert Garner

RK Net Media, Inc.

444 Brickell Ave, #1001

Miami, FL  33131

Dear Robert,

Please see the letter below detailing an agreement between VitalStream and RK NetMedia to be effective February 1, 2003.  We look forward to extending our relationship with you and your team for the future.

Introduction

RK Net Media (“Client”) and VitalStream, Inc. (“VitalStream”) have enjoyed a business relationship for several years and are positioned for additional growth.  Client’s servers will continue to be maintained consistent with past practices, both locally in Irvine and Los Angeles and at remote sites by VitalStream.  Client may, at its discretion, migrate servers from remote sites to local data centers in Irvine and Los Angeles.  This letter shall serve as Exhibit A to the VitalStream Terms of Service to be executed by Client, and VitalStream’s obligations under this letter will be subject to Client’s acceptance of and agreement to the VitalStream Terms of Service.  This letter and the VitalStream Terms of Service are sometimes collectively referred to herein as the “Agreement.”  Where any conflict between the VitalStream Terms of Service and this letter may exist, the terms within this letter will prevail.

Pricing

[**Pricing information is omitted pursuant to Rule 24b-2, filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request. ]

Contract Term/Payment

The Agreement will remain in effect for a period of six months and shall automatically renew for additional six-month terms unless one party notifies the other in writing not less than 30 days prior to the end of the then-current term of its desire not to renew.  Notwithstanding the foregoing, VitalStream shall have the right to terminate the Agreement at any time and for any reason upon written notice to Client in accordance with the terms of the VitalStream Terms of Service.  Payment for all amounts billed in connection with this letter will be due within three (3) days of Client’s receipt of the applicable invoice and Client will submit all payments via Federal Express or a similar express service.

Carrier Selection

To ensure proper network performance, Client’s traffic will initially traverse across the NTT Verio, Williams Communications and/or Epoch Networks networks (the latter starts approximately February 28, 2003).  VitalStream may replace existing carriers or add additional carriers at any time but any such future carrier additions or modifications which could affect network performance will be reviewed in advance with Client.

Service Level

Client will receive VitalStream’s service level agreement as detailed in VitalStream’s Terms of Service for all traffic originating from VitalStream’s Irvine or Los Angeles data centers.  For all traffic originating from the remote site in Virginia and any other remote sites, Client acknowledges that all traffic will be transmitted via a single carrier network and will not have redundant carrier connections in the event of failure.  All remote traffic will be subject to the following service credits:

[**Omitted pursuant to Rule 24b-2, filed separately with the Securities and Exchange Commission and is subject to a confidential treatment request. ]

Maintenance

VitalStream will provide various maintenance services for Client’s local and remote site servers consistent with past practices.  In the event of a hardware failure at a local site, VitalStream will advise Client for required replacement parts.  Hardware and software failures at a local site requiring less than two hours of support time per incident will not be subject to any additional monthly charges.  Any major failures or new solution deployments requiring more than two hours of support time may be subject to special charges, which will be agreed upon prior to implementation of any services if or when practicable.

All maintenance and issue resolution for remote site hardware will be administered by VitalStream via KVM access.  As with local equipment, software failures requiring less than two hours of support time per incident will not be subject to any additional monthly charges.  In the instance of remote site hardware failures, VitalStream will advise Client for required replacement parts if or when practicable.  VitalStream will then coordinate with collocation facility staff to repair or replace all affected hardware.  Any third party support costs incurred to correct a failure at a remote site will be passed along a VitalStream’s cost to the Client for immediate payment if or when practicable.

Data Backups

VitalStream may offer data protection services as an optional, adjunct service for Client.  Automated data protection can be provided at local site in Irvine or Los Angeles for additional monthly fees.

/s/ Robert Garner
Client Signature	Date

/s/ David Williams
VitalStream Signature	Date